SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☑

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

The Procter & Gamble Company

(Name of Registrant as Specified in Its Charter)

Trian Fund Management, L.P.
Trian Fund Management GP, LLC
Trian Partners, L.P.
Trian Partners Co-Investment Opportunities Fund, Ltd.
Trian Partners Master Fund, L.P.
Trian Partners Parallel Fund I, L.P.
Trian Partners Master Fund (ERISA), L.P.
Trian Partners Strategic Investment Fund-A, L.P.
Trian Partners Strategic Co-Investment Fund-A, L.P.
Trian Partners Strategic Investment Fund-D, L.P.
Trian SPV (Sub) XII L.P.
Trian Partners Fund (Sub)-G, L.P.
Trian Partners Strategic Fund-G II, L.P.
Trian Partners Strategic Fund-G III, L.P.
Trian Partners Strategic Investment Fund-N, L.P.
Trian Partners Strategic Fund-K, L.P.
Trian Partners Strategic Fund-C, Ltd.
Nelson Peltz
Peter W. May
Edward P. Garden
Clayton C. Daley, Jr.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rule 14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

On September 29, 2017, Trian Fund Management, L.P. (“Trian”) posted to www.RevitalizePG.com the following article related to The Procter & Gamble Company, and from time to time, Trian may distribute all of selected portions of this article through various outlets.

ONLINE VERSION

This Is Why P&G Needs Nelson Peltz

Shawn Tully

Sep 14, 2017

rocter & Gamble is fiercely battling to keep Trian Partners’ Nelson Peltz from winning a board seat at its annual meeting on October 10th. But P&G’s stop-Peltz campaign is a big mistake. The veteran activist has identified, and can help correct, P&G’s fundamental weakness: its inability to grow.

In fact, the best argument for Peltz’s position is the 85-page presentation that P&G released on September 12. It cites sundry reasons why its new leader, CEO David Taylor, has embarked on a strategy that will recharge P&G’s flagging sales and deliver rich returns to impatient investors.

In reality, the arguments that P&G presents in the manifesto are unconvincing, and wilt under careful analysis. Its questionable defenses range from the claim that a recent stock surge heralds a durable comeback to blaming a hit from the strong dollar for its flagging sales.

Here are five areas where P&G’s arguments for blocking Peltz fall short.

1. The jump in the stock price proves Taylor’s strategy is a winner.

On page 7 of its presentation, P&G spotlights that its shares have jumped 28% since Taylor became CEO on Nov. 1, 2015, besting its peers. The company argues that its” strategy is producing results.” In reality, Taylor took charge after P&G shares suffered a steep decline, falling from $93.50 in December of 2014, to $76.38 on Nov. 2, 2015, the first day of trading under the new regime. That’s a drop of 18%. Since then, P&G has simply recovered lost ground; its current stock price is hovering right where it stood two-and-a-half years ago, at around $93. In the same period, the S&P 500 has gained 21%. And it’s likely that Peltz has provided a tonic for P&G shares that would vanish if he departs. As Jefferies & Co. recently noted,” Mr. Peltz’s involvement puts a floor under the stock.”

2. What counts is cash, and by a crucial measure, P&G’s cash generation is weakening.

On page 26 of its presentation, the maker of Tide, Pampers, and Gillette razors professes that it’s “a profoundly different, much stronger, more profitable company.” A key financial yardstick, however, indicates the opposite—that P&G is actually deploying its shrinking assets a lot less profitably under Taylor than before he took the top job.

The measure is COROA, or cash operating return on assets, a metric developed by Jack Ciesielski, author of the Analyst’s Accounting Observer. COROA shows how much cash a business is generating from all of the assets entrusted by shareholders. Dollops of assets producing loads of cash means a big COROA, and shows that management is skillfully deploying plants, patents, and working capital. To get a pure measure, COROA eliminates the influence of taxes and interest, expenses that reflect financing and tax-avoidance decisions rather than performance running operations. It also adds back accumulated depreciation and amortization, to reveal how well management is exploiting all of the assets, purchased in any period, that are used to make and sell its products. In the 2015 fiscal year ended in June, four months prior to Taylor’s ascension, P&G posted a COROA of 12.2%. But for FY 2017, the number dropped to 11.4%. What happened? The average assets that P&G deployed over the year fell by 8% or $13 billion as it shed scores of products. But operating cash flows declined faster, dropping 14.4%, from $19.8 billion to $17 billion. In other words, P&G’s strategy of shrinking by dumping laggards and promoting its most profitable brands is failing to generate more cash on every dollar of assets. Its performance versus top-flight competitors isn’t encouraging, either. For 2016, Unilever garnered a COROA of 14.4%, and Colgate-Palmolive delivered 25%, besting P&G by over 20 points.

3. The strong dollar doesn’t explain P&G’s puny growth.

The presentation is replete with claims that the three-year surge in the dollar––which, by the way, ended at the close of 2016––is the principal force first hammering, then halting, P&G’s sales growth. It’s a fact that P&G’s revenues have fallen by 12% since FY 2013, from nearly $74 billion to $65.1 billion in the 12 months ended in June. P&G has shed billions in sales as part of its campaign to pare and simplify its product line. In recent years, it has sold Duracell, pet foods, and beauty products, trimming its portfolio from 170 to 65 brands. Still, P&G argues argues that divestitures aside, what’s really hurt its sales performance isn’t that management that doesn’t know how to grow, but headwind of the strong dollar.

But a careful reading of its numbers shows otherwise. Even if the dollar hadn’t surged, lowering the value of its foreign earnings in greenbacks, revenues would have barely budged under Taylor’s almost two-year tenure. In FY 2016, excluding divestitures and forex, its sales didn’t grow at all; prices waxed 1%, and volumes shrank the same amount, netting to zero. In 2017, a year when the foreign exchange penalty was a lot smaller, P&G fared just a tad better. Its revenues excluding forex inched forward by 2%. That record barely matches the CPI’s rise of 1.7%.

Now that the dollar is sinking, it will be interesting to see whether the greenback should now give P&G’s profits a big boost, just as it hampered profits over the past three years. Investors will be expecting super-charged earnings, not excuses.

4. Big R&D expenditures are neither making hits nor driving growth.

On page 59 of its manifesto, P&G boasts that it spends 60% more on R&D than the second-ranking rival. Indeed, its outlays on research are big, and have remained big despite the sharp fall in sales. Last year, P&G lavished $1.9 billion in R&D, the equal to 2.9% of sales, compared with 2.7% in 2012. Its spending on research dwarfs the approximately 1.9% of revenues that Unilever and Colgate-Palmolive awarded R&D last year.

Put simply, R&D is money spent to develop new products. It’s clear that P&G is getting poor returns on its industry-topping expenditures, since its sales are stagnant. That failure is also reflected in the trajectory of its spending on capital equipment, the funds used for the plants and information technology that make its products, and expands when new offerings are introduced. Since 2012, capex has declined by $4 billion to $3.4 billion from $3.8 billion, dropping from 5.4% to 5.2% of revenues.

P&G management is doubtless evaluating whether increasing capex or raising dividends and buybacks are the better choice. It’s been opting for the latter, demonstrating that P&G isn’t nurturing the great innovations that its richly-funded labs are supposed to be hatching.

It’s interesting that on page 59 of the presentation, P&G labels itself” the innovation leader.” But in backing that claim, it cites neither totally new brands developed in-house nor newcomers acquired from entrepreneurs. Instead, it features nine product extensions of its staple names, among them Tide PODS, Pampers Pants, and Downy Unstoppable Scent Beads.

In fact, P&G takes a dim view of M&A. On the previous page, it assails Peltz’s push for venturesome acquisitions, stating” Serial M&A is not our strategy as it would impact cash available for dividends.” In other words, P&G can’t find much to invest in, so its best course is sending all earnings straight back to shareholders.

By contrast, Peltz wants to recharge growth by purchasing lots of small, mid-sized brands and local brands. Those categories are growing a lot faster than the roster of famous but aging names at P&G. He’s pushing P&G to use its marketing clout, and a big push in social media, to promote those niche products. Says Trian in a recent white paper unveiling its plans for P&G,” P&G must acknowledge that others will inevitably come up with new ideas, new opportunities for growth and new products that are on-trend with consumers.”

5. The market predicts that P&G won’t grow.

Over the past three years, P&G has generated $33.1 billion in free cash flow, defined as cash from operations minus capex, and spent 108% of that amount or $35.7 billion on dividends and buybacks. It’s a no-growth, hyper-cautious, nothing-to-invest in approach.

And investors are rewarding it as such. P&G’s price-to-earnings multiple stands at an underwhelming 16.7, far below the S&P average in the mid-20s, where both Unilever and Colgate now stand. In fact, P&G looks like a good investment. If it just keeps paying out all of its earnings, shareholders will get a return equal to the earnings yield (inverse of the PE) of 6% plus inflation, or a decent total of around 8%.

But for its shares to jump from here, P&G has to grow. And to accomplish what really matters, firing earnings, P&G must rapidly increase revenues so that the lines between stable costs and buoyant sales diverge sharply, creating outsized gains in profits. Today, it’s not happening, and it’s precisely the problem Nelson Peltz is targeting. Without Peltz, P&G investors face a dreary future of more of the same. Shareholders shouldn’t tiptoe like management. They should charge ahead, think big and put Peltz on the board.